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                                                      OMB APPROVAL
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------                                            OMB Number: 3235-0362
FORM 5                                         Expires:  September 30, 1998
------                                          Estimated average burden
                                               hours per response .... 1.0
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/ / Check box if no          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)         Exchange Act of 1934, Section 17(a) of the Public
/ / Form 3 Holdings          Utility Holding Company Act of 1935 or Section
    Reported                 30(f) of the Investment Company Act of 1940
/ / Form 4
    Transactions
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Litka          Paul              A.           Magainin Pharmaceuticals Inc.-MAGN            to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
c/o Magainin Pharmaceuticals Inc.                 Number of Reporting        Month/Year          x  Officer (give    Other (Specify
5110 Campus Drive                                 Person (Voluntary)            12/97           ----        title ---       below)
-------------------------------------------                               -------------------               below)
                  (Street)                                                                             Senior Vice President
                                                                                                 -----------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Reporting
                                                                             Date of Original          (Check applicable line)
                                                                             (Month/Year)         x  Form Filed by One Reporting
                                                                                                 ----  Person
                                                                                                     Form Filed by More than One
Plymouth Meeting,    PA              19462                                                       ----  Reporting Person
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  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/     (Instr. 8)                                 end of Issuer's     Direct         Benefi-
                                   Day/                                                  Fiscal Year         (D) or         cial
                                   Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                         Amount    (A) or      Price                         (I)            ship
                                                                   (D)                                       (Instr. 4)     (Instr.
                                                                                                                            4)

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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALL, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     (Month/    Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     Day/      (Instr. 8)   quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Year)                  Disposed of (D)  (Month/Day/                           Secur-
                             ative                               (Instr. 3, 4,    Year)                                 ity
                             Security                             and 5)                                                (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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     Option to buy          $7.380       7/9/97      A           25,000       7/9/98+ 7/9/2007   Common  25,000        0
                                                                                                  Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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   25,000                  D
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Explanation of Responses:
 +Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the date of grant, which was July 9, 1997.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.           /s/ Paul A. Litka        2/11/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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